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                                                                    EXHIBIT 4.2


     FIRST SUPPLEMENTAL INDENTURE, dated as of September 12, 1996 (the "First Supplemental Indenture"), to the Indenture, dated as of April 15, 1996 (the "Indenture") between HYPERION TELECOMMUNICATIONS, INC., a Delaware corporation (the "Company"), and BANK OF MONTREAL TRUST COMPANY, a trust company organized under the laws of the State of New York (the "Trustee").


     WHEREAS, the Company has duly authorized the execution and delivery of the Indenture to provide for the issuance of 13% Senior Discount Notes due 2003, Series A and Series B (the "Notes"); and

     WHEREAS, the Company desires and has requested the Trustee to join it in the execution and delivery of this First Supplemental Indenture in order to correct an error in the legend on the face of the form of Note at the request of the Company; and

     WHEREAS, Section 9.01 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee to cure a defect in the Indenture or the Senior Notes without the consent of any holder of any Note provided certain conditions are met; and

     WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this First Supplemental Indenture have been complied with; and

     WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture, have been done;


     NOW THEREFORE, in consideration of the premises and the mutual covenants herein, the Company agrees with the Trustee that the Indenture is supplemented and amended, solely to the extent and for the purposes expressed herein, as follows:

     Section 1.  Definitions.  Any capitalized term used herein and not
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otherwise defined herein shall have the meaning given in the Indenture.
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     Section 2.  Correction of Original Issue Discount Legend.  The second
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paragraph of the legend appearing on the face of the form of Note attached as
Exhibit A to the Indenture shall hereby be corrected and restated to read in its entirety as follows:

          FOR PURPOSES OF SECTION 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS SECURITY IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT; FOR EACH $1,000 PRINCIPAL AMOUNT OF THIS SECURITY, THE ISSUE PRICE IS $497.59, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT IS $762.41, THE ISSUE DATE IS ____________, 1996 AND THE YIELD TO MATURITY IS 14.07% PER ANNUM.

     Section 3.  Replacement of Facing Page of Series A Global Notes.  The
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Trustee shall replace the facing pages of the Global Series A Notes currently in its custody to reflect the foregoing correction, pursuant to the written order and instructions provided by the Company.

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     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental
Indenture to be duly executed, and attested, all as of the date and first year above written.

ATTEST:                              HYPERION TELECOMMUNICATIONS,
                                     INC.


/s/  Randall S. Fowler               By: /s/ Daniel R. Milliard
- --------------------------------         ----------------------------------
    Assistant Secretary                  President


ATTEST:                              BANK OF MONTREAL TRUST COMPANY,
                                     as Trustee


   /s/ Frances Busakowsky            By: /s/ Therese Gaballah
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    Assistant Secretary                  Vice President